HEI Exhibit 11

Hawaiian Electric Industries, Inc.

COMPUTATION OF EARNINGS PER SHARE

OF COMMON STOCK

Years ended December 31, 2006, 2005, 2004, 2003 and 2002

(in thousands, except per share amounts)	2006	2005	2004	2003	2002
Net income (loss)
Continuing operations	$108,001	$127,444	$107,739	$118,048	$118,217
Discontinued operations	—	(755)	1,913	(3,870)	—

	$108,001	$126,689	$109,652	$114,178	$118,217

Weighted-average number of common shares outstanding	81,145	80,828	79,562	74,696	72,556
Adjusted weighted-average number of common shares outstanding	81,373	81,200	79,719	74,974	72,954
Basic earnings (loss) per common share
Continuing operations	$1.33	$1.58	$1.36	$1.58	$1.63
Discontinued operations	—	(0.01)	0.02	(0.05)	—

	$1.33	$1.57	$1.38	$1.53	$1.63

Diluted earnings (loss) per common share
Continuing operations	$1.33	$1.57	$1.36	$1.57	$1.62
Discontinued operations	—	(0.01)	0.02	(0.05)	—

	$1.33	$1.56	$1.38	$1.52	$1.62

On April 20, 2004, the HEI Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend with a record date of May 10, 2004 and a distribution date of June 10, 2004. All share and per share information has been adjusted to reflect the stock split for all periods presented.